Exhibit 4.1
AMENDED AND RESTATED FIFTH SUPPLEMENTAL INDENTURE
     AMENDED AND RESTATED FIFTH SUPPLEMENTAL INDENTURE (the “Fifth Supplemental Indenture”), initially dated as of October 6, 2006, as amended and restated as of February 7, 2007, by and among PETROBRAS INTERNATIONAL FINANCE COMPANY, an exempted company incorporated with limited liability under the laws of the Cayman Islands, having its principal office at 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, Cayman Islands (the “Company”), THE BANK OF NEW YORK, a New York banking corporation, as successor to JPMorgan Chase Bank, N.A., as Trustee hereunder (the “Trustee”), and PETRóLEO BRASILEIRO S.A. — PETROBRAS, a mixed capital company (sociedade de economia mista) organized under the laws of Brazil, having its principal office at Avenida República do Chile, 65, 20035-900 Rio de Janeiro — RJ, Brazil (“Petrobras”).
WITNESSETH:
     WHEREAS, the Company and the Trustee previously have entered into an indenture, dated as of July 19, 2002 (the “Original Indenture”, and as supplemented by this amended and restated Fifth Supplemental Indenture and any further supplements thereto, the “Indenture”), providing for the issuance from time to time of secured or unsecured debentures, notes or other evidences of indebtedness of the Company to be issued in one or more series as provided in the Indenture;
     WHEREAS, Section 9.01 of the Indenture provides that, subsequent to the execution of the Original Indenture and subject to satisfaction of certain conditions, the Company and the Trustee may enter into one or more indentures supplemental to the Original Indenture to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities (as defined in the Indenture);
     WHEREAS, the Company issued pursuant to its Registration Statement on Form F-3 (File No. 333-118644) (the “Registration Statement”), originally dated August 30, 2004 and as amended on September 7, 2004, November 8, 2004 and July 15, 2005, the Prospectus Supplement dated September 29, 2006 and related Base Prospectus dated July 28, 2005 (collectively, the “Offering Document”) and the Indenture, U.S. $500,000,000 of its 6.125% Global Notes due 2016 (the “Original Notes”), having the terms and conditions contemplated in the Offering Document as provided for in the Original Indenture, as supplemented by the fifth supplemental indenture dated October 6, 2006 (the “Original Fifth Supplemental Indenture”);
     WHEREAS, the Company has duly authorized the execution and delivery of this amendment and restatement of the Original Fifth Supplemental Indenture, to supplement the Original Indenture and provide for the issuance of an additional U.S. $399,053,000 principal amount of 6.125% Global Notes due 2016 in the form attached as Exhibit A hereto (the “Re-Opening Notes” and, together with the Original Notes, the “Notes”) in connection with an exchange offer for up to $500,000,000 aggregate principal amount of the series of notes listed in Schedule A to the Dealer Manager Agreement dated as of January 4, 2007 between the Company and Petrobras and UBS Securities LLC and Morgan Stanley & Co., Incorporated, as dealer managers, having terms and conditions contemplated in the Exchange Offering Document and the Indenture;

     WHEREAS, as contemplated in the Offering Document, Petrobras and the Trustee intend, in connection with the issuance of the Notes, to (i) enter into an Amended and Restated Standby Purchase Agreement, dated as of the date hereof in the form attached as Exhibit B hereto (the “Standby Purchase Agreement”), to provide the holders of the Notes (the “Holders”) with assurances that, if the Company shall fail to make all required payments of principal, interest or other amounts due in respect of the Notes and the Indenture, Petrobras will purchase the rights of the Holders to receive such amounts in consideration of the payment by Petrobras of an amount of funds equal to the amounts then owed under the Indenture and the Notes, subject to the provisions thereof and (ii) grant Holders of the Notes direct rights against Petrobras in respect of the Standby Purchase Agreement by Petrobras being a party to the Indenture as provided herein;
     WHEREAS, the Trustee has provided to the Company and Petrobras Statements of Eligibility under the Trust Indenture Act of 1939, as amended, with respect to each of the Companies which have been filed as exhibits to the Registration Statement;
     WHEREAS, any and all conditions and requirements necessary to make this Fifth Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery of this Fifth Supplemental Indenture have been in all respects duly authorized;
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Fifth Supplemental Indenture; and
     WHEREAS, the Company and Petrobras have requested that the Trustee execute and deliver this Fifth Supplemental Indenture;
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company, Petrobras and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01. Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this Fifth Supplemental Indenture.
     Section 1.02. Additional Definitions. (a) For the benefit of the Holders of the Notes, Section 1.01 of the Original Indenture shall be amended by adding the following new definitions:
“Closing Date” means February 7, 2007.
“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.
“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Default Rate” has the meaning set forth in Section 2.01(f) herein.
“Denomination Currency” has the meaning set forth in Section 2.04(e) herein.
          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
          “Interest Period” means the period beginning on an Interest Payment Date and ending on the day before the next Interest Payment Date, except that the first Interest Period shall be the period beginning on the Original Closing Date and ending on the day before the next Interest Payment Date.
          “Judgment Currency” has the meaning set forth in Section 2.04(e) herein.
          “Lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset, including, without limitation, any equivalent created or arising under applicable Law.
          “Make Whole Amount” has the meaning set forth in Section 2.01(k) herein.
          “Material Subsidiary” means, as to any Person, any Subsidiary of such Person which, on any given date of determination, accounts for more than 10% of Petrobras’ total consolidated assets, as such total assets are set forth on the most recent consolidated financial statements of Petrobras prepared in accordance with U.S. GAAP (or if Petrobras does not prepare financial statements in U.S. GAAP, consolidated financial statements prepared in accordance with Brazilian generally accepted accounting principles).
          “Offering Document” shall have the meaning set forth in the recitals to the Fifth Supplemental Indenture.
          “Original Closing Date” means October 6, 2006.
          “Payment Account” has the meaning set forth in Section 2.01(g) herein.
          “Permitted Lien” means a:

     (a) Lien arising by operation of law, such as merchants’, maritime or other similar Liens arising in the Company’s ordinary course of business or that of any Subsidiary or Lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;
     (b) Lien arising from the Company’s obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with the Company’s past practice;
     (c) Lien arising in the ordinary course of business in connection with Indebtedness maturing not more than one year after the date on which such Indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;
     (d) Lien granted upon or with respect to any assets hereafter acquired by the Company or any Subsidiary to secure the acquisition costs of such assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such assets, including any Lien existing at the time of the acquisition of such assets as long as the maximum amount so secured shall not exceed the aggregate acquisition costs of all such assets or the aggregate Indebtedness incurred solely for the acquisition of such assets, as the case may be;
     (e) Lien granted in connection with the Indebtedness of a Wholly-Owned Subsidiary owing to the Company or another Wholly-Owned Subsidiary;
     (f) Lien existing on any asset or on any stock of any Subsidiary prior to the acquisition thereof by the Company or any Subsidiary as long as such Lien is not created in anticipation of such acquisition;
     (g) Lien existing as of the date of the Indenture;
     (h) Lien resulting from the Transaction Documents;
     (i) Lien incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by the Company, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on such securities for a period of up to 24 months as required by any Rating Agency as a condition to such Rating Agency rating such securities investment grade or as is otherwise consistent with market conditions at such time, as such conditions are satisfactorily demonstrated to the Trustee;
     (j) Lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Lien referred to in paragraphs (a) through (i) above (but not paragraph (c)), provided that such Lien does not extend to any other property, the principal amount of the Indebtedness secured by such Lien is not increased, and in the case of paragraphs (a), (b) and (c), the obligees meet the requirements of such paragraphs; and

     (k) Lien in respect of Indebtedness the principal amount of which in the aggregate, together with all Liens not otherwise qualifying as the Company’s Permitted Liens pursuant to clauses (a) through (j) of this definition, does not exceed 15% of the Company’s consolidated total assets (as determined in accordance with U.S. GAAP) at any date as at which the Company’s balance sheet is prepared and published in accordance with applicable Law.
          “Reference Treasury Dealer” means each of UBS Securities LLC and Morgan Stanley & Co. Incorporated or their affiliates which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefore another Primary Treasury Dealer.
          “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.
          “Taxing Jurisdiction” shall mean, Brazil, the jurisdiction of the Company’s incorporation or any other jurisdiction in which the Company appoints a paying agent hereunder or any political subdivision or any taxing authority thereof or therein.
          “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
ARTICLE 2
TERMS OF THE NOTES
     Section 2.01. General. In accordance with Section 3.01 of the Original Indenture, the following terms relating to the Notes are hereby established:
          (a) Title: The Notes shall constitute a series of Securities having the title “6.125% Global Notes due 2016.”
          (b) Aggregate Amount: The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Fifth Supplemental Indenture shall be U.S.$899,053,000. As provided in the Original Indenture, the Company may, from time to time, without the consent of the Holders of Notes, issue Add On Notes having identical terms (including CUSIP, ISSN and other relevant identifying characteristics as the Notes), so long as, on the date of issuance of such Add On Notes: (i) no Default or Event of Default shall have occurred and then be continuing, or shall occur as a result of the issuance of such Add On Notes,

(ii) such Add On Notes shall rank pari passu with the Notes and shall have identical terms, conditions and benefits as the Notes and be part of the same series as the Notes, (iii) the Company and the Trustee shall have executed and delivered a further supplemental indenture to the Indenture providing for the issuance of such Add On Notes and reflecting such amendments to the Indenture as may be required to reflect the increase in the aggregate principal amount of the Notes resulting from the issuance of the Add On Notes, (iv) Petrobras and the Trustee shall have executed and delivered an amended Standby Purchase Agreement reflecting the increase in the aggregate principal amount of the Notes resulting from the issuance of the Add On Notes and (v) the Trustee shall have received all such opinions and other documents as it shall have requested, including an Opinion of Counsel stating that such Add On Notes are authorized and permitted by the Indenture and all conditions precedent to the issuance of such Add On Notes have been complied with by the Company and Petrobras. All Add On Notes issued hereunder will, when issued, be considered Notes for all purposes hereunder and will be subject to and take the benefit of all of the terms, conditions and provisions of this Indenture.
          (c) Ranking: The Notes (including the Add On Notes) shall be general senior unsecured and unsubordinated obligations of the Company and shall at all times rank pari passu among themselves and at least equal in right of payment with all of the Company’s other present and future unsecured and unsubordinated obligations from time to time outstanding that are not, by their terms, expressly subordinated in right of payment to the Notes.
          (d) Maturity: The entire outstanding principal of the Notes shall be payable in a single installment on October 6, 2016 (the “Stated Maturity”). No payments in respect of the principal of the Notes shall be paid prior to the Stated Maturity except in the case of the occurrence of an Event of Default and acceleration of the aggregate outstanding principal amount of the Notes, upon redemption prior to the Stated Maturity pursuant to Section 11.08 of the Indenture or pursuant to Sections 2.01(k) and 2.01(l) hereof.
          (e) Interest: Interest shall accrue on the Notes at the rate of 6.125% per annum from the Original Closing Date until all required amounts due in respect of the Notes have been paid. All interest shall be paid by the Company to the Trustee and distributed by the Trustee in accordance with this Indenture semiannually in arrears on April 6 and October 6 of each year (or, as provided in the Original Indenture, if such date is not a Business Day, the next succeeding Business Day following such day) during which any portion of the Notes shall be Outstanding (each, an “Interest Payment Date”), commencing on April 6, 2007, to the Person in whose name a Note is registered at the close of business on the preceding Regular Record Date (which shall mean, with respect to any payment to be made on an Interest Payment Date, the Business Day that is ten Business Days prior to such Interest Payment Date.) As provided in the Original Indenture, (i) interest shall be calculated based on a 360-day year of twelve 30-day months, (ii) payment of principal and interest and other amounts on the Notes will be made at the Corporate Trust Office of the Trustee in New York City, or such other paying agent office in the United States as the Company appoints, in the form provided for in Section 10.17 of the Indenture, (iii) all such payments to the Trustee shall be made by the Company by depositing immediately available funds in U.S. dollars one Business Day prior to the relevant Interest Payment Date to the Payment Account and (iv) so long as any of the Notes remain Outstanding, the Company shall maintain a paying agent in New York City.

          (f) Default Rate: Upon the occurrence and during the continuation of an Event of Default, (i) interest on the outstanding principal amount of the Notes shall accrue on the Notes at a rate equal to 1.0% per annum above the interest rate on the Notes at that time (the “Default Rate”) and (ii) to the fullest extent permitted by law, interest shall accrue on the amount of any interest, fee, Additional Amounts, or other amount payable under the Indenture and the Notes that is not paid when due, from the date such amount was due until such amount shall be paid in full, excluding the date of such payment, at the Default Rate.
          (g) Payment Account: On the Original Closing Date, the Trustee established (and promptly notified the Company of the establishment of such account, including the relevant account numbers and other relevant identifying details) and, until the Notes and all accounts due in respect thereof have been paid in full, shall maintain a special purpose non-interest bearing trust account (the “Payment Account”) into which all payments required to be made by the Company under or with respect to the Notes shall be deposited. The Company agrees that the Payment Account shall be maintained in the name of the Trustee and under its sole dominion and control (acting on behalf of the Holders of the Notes) and used solely to make payments of principal, interest and other amounts from time to time due and owing on, or with respect to, the Notes. No funds contained in the Payment Account shall be used for any other purpose or in any manner not expressly provided for herein nor shall the Company or any other Person have an interest therein or amounts on deposit therein. All amounts on deposit in the Payment Account on any Interest Payment Date after the Trustee has paid all amounts due and owing to the holders of the Notes as of such Interest Payment Date shall be retained in the Payment Account and used by the Trustee to pay any amounts due and owing to the Holders of the Notes on the next succeeding Interest Payment Date.
          (h) Form and Denomination: The Notes shall be issuable in whole in the registered form of one or more Global Notes (without coupons), in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof, and shall be transferable in integral multiples of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof and the Depository for such Global Notes shall be The Depository Trust Company, New York, New York.
          (i) Standby Purchase Agreement: The Notes shall have the benefit of the Standby Purchase Agreement in the manner provided in Article 3 of this Fifth Supplemental Indenture.
          (j) Rating: The Notes can be issued without the requirement that they have any rating from a nationally recognized statistical rating organization.
          (k) Optional Early Redemption: The Notes are subject to redemption at the Company’s option before the Stated Maturity in whole or in part, upon not less than 30 but no more than 60 days’ notice, at a redemption price equal to the greater of (A) 100% of the principal amount of such Notes and (B) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at, in each case, the Treasury Rate plus 25 basis points (the

“Make Whole Amount”), plus in each case, accrued interest on the principal amount of such Notes to (but not including) the date of redemption.
          (l) Early Redemption Solely for Tax Reasons. Pursuant to Section 11.08 of the Original Indenture, the Notes may be redeemed at the option of the Company, in whole but not in part, at any time at a Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if as a result of any change in or amendment to the laws or regulations or ruling promulgated thereunder of the jurisdiction in which the Company is incorporated (or, in the case of a successor Person to the Company, of the jurisdiction in which such successor Person is organized or any political subdivision or taxing authority thereof or therein) or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application of or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction or such political subdivision or taxing authority (or such other jurisdiction or political subdivision or taxing authority) is a party, which change, execution or amendment becomes effective on or after the date specified pursuant to the terms of Section 3.01 of the Original Indenture (or in the case of a successor Person to the Company, the date on which such successor Person became such pursuant to Section 8.01 and 8.02 of the Original Indenture). For purposes of Section 11.08 of the Original Indenture, the reincorporation of the Company shall be treated as the adoption of a successor entity, provided, however, that redemption under Section 11.08 of the Original Indenture shall not be available if the reincorporation was performed in anticipation of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties of such new jurisdiction of incorporation that would result in an obligation to pay Additional Amounts.
          (m) Conversion: The Notes will not be convertible into, or exchangeable for, any other securities.
     Section 2.02. Amendments to Article Five Relating to Events of Default. (a) Restated Events of Default: As it applies to the Notes, Section 5.01 of the Original Indenture shall be amended to read in its entirety as follows:
          “Section 5.01 Events of Default
     “Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     1. The Company shall fail to make any payment in respect of principal on any of the Notes whether on the Stated Maturity, upon redemption or prior to the Maturity or otherwise in accordance with the terms of the Notes and this Indenture, non-payment of which shall continue for a period of three calendar days and the Trustee shall not have otherwise received such amounts from Petrobras under the Standby Purchase Agreement, or otherwise by the end of such three calendar day period;

     2. The Company shall fail to make any payment in respect of any interest or other amounts due on or with respect to the Notes (including Additional Amounts, if any) in accordance with the terms of the Notes and this Indenture, non-payment of which shall continue for a period of 30 calendar days and the Trustee shall not have otherwise received such amounts from Petrobras under the Standby Purchase Agreement, or otherwise by the end of such 30 calendar day period;
     3. The Company or Petrobras shall fail to perform, or breach, any term, covenant, agreement or obligation contained in this Indenture or the Standby Purchase Agreement and such failure (other than any failure to make any payment under the Standby Purchase Agreement, for which there is no cure) is either incapable of remedy or continues for a period of 60 calendar days (inclusive of any time frame contained in any such term, covenant, agreement or obligation for compliance thereunder) after there has been received by the Company or Petrobras from the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;
     4. The maturity of any Indebtedness of the Company, Petrobras or any Material Subsidiary in a total aggregate principal amount of U.S.$100,000,000 or more is accelerated in accordance with the terms of that Indebtedness, it being understood that prepayment or redemption by the Company, Petrobras or the relevant Material Subsidiary of any Indebtedness is not acceleration for this purpose;
     5. One or more final and non-appealable judgments or final decrees is entered against the Company, Petrobras or any Material Subsidiary thereof involving in the aggregate a liability (not theretofore paid or covered by insurance) of U.S.$100,000,000 (or its equivalent in another currency) or more, and all such judgments or final decrees shall not have been vacated, discharged or stayed within 120 calendar days after the rendering thereof;
     6. The Company, Petrobras or any Material Subsidiary thereof stops payment of, or is generally unable to pay, its debts as and when they become due except (i) as is otherwise expressly provided under this Indenture or the Standby Purchase Agreement, or (ii) in the case of a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, merger, conveyance or transfer, the terms of which shall have been approved by a resolution of a meeting of the Holders;
     7. Proceedings are initiated against the Company, Petrobras or any Material Subsidiary thereof under any applicable bankruptcy, reorganization, insolvency, moratorium or intervention law or law with similar effect, or under any other law for the relief of, or relating to, debtors, and any such proceeding is not dismissed or stayed within 90 days after the entering of such proceeding, or an administrator, receiver, trustee, manager, fiduciary, statutory manager, intervener or assignee for the benefit of creditors (or other similar official) is appointed to take possession or control of, or a distress, execution, attachment or sequestration or other process is levied, enforced upon, sued out or put in force against, all or any material part of the undertaking, property, assets or revenues of the Company, Petrobras or any Material Subsidiary thereof and is not discharged or removed within 90 days;
     8. The Company, Petrobras or any Material Subsidiary thereof commences voluntarily or consents to judicial, administrative or other proceedings relating to it under any applicable bankruptcy, reorganization, insolvency, moratorium or intervention law or law with similar effect, or under any other law for the relief of, or relating to, debtors, or makes or enters into any composition, concordata or other similar arrangement with its creditors, or appoints or applies for the appointment of an administrator, receiver, trustee, manager, fiduciary, statutory manager, intervener or assignee for the benefit of creditors (or other similar official) to take possession or control of the whole or any material part of its undertaking, property, assets or revenues, or takes any judicial, administrative or other similar proceeding under any law for a readjustment or deferment of its Indebtedness or any part of it;
     9. An effective resolution is passed for, or any authorized action is taken by any court of competent jurisdiction, directing the winding-up, dissolution or liquidation of the Company, Petrobras or any Material Subsidiary thereof (other than in any of the circumstances referred to as exceptions in paragraph (6) above);
     10. Any event occurs that under the laws of any relevant jurisdiction has substantially the same effect as any of the events referred to in any of paragraphs (6), (7), (8) or (9) of this Section 5.01;
     11. This Indenture, the Notes, the Standby Purchase Agreement or any part thereof shall cease to be in full force and effect or binding and enforceable against the Company or Petrobras, it becomes unlawful for the Company or Petrobras to perform any material obligation under this Indenture, the Notes or the Standby Purchase Agreement, or the Company or Petrobras shall contest the enforceability of this Indenture, the Notes or the Standby Purchase Agreement or deny that it has liability under this Indenture, the Notes or the Standby Purchase Agreement;
     12. Petrobras fails to retain at least 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in the Company.”
     Section 2.03. Amendments to Article 8.01 Relating to Consolidation, Merger, Conveyance, Transfer of Lease. (a) As it applies to the Notes, Section 8.01 of the Original Indenture shall be amended to read in its entirety as follows:
          “Section 8.01 Limitation on Consolidation, Merger, Sale or Conveyance.
          (a) The Company will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect Subsidiary of Petrobras) or permit any person (other than a direct or indirect Subsidiary of the Company) to merge with or into it unless:

     (1) either the Company is the continuing entity or the Person (the “Successor Company”) formed by the consolidation or into which the Company is merged or that acquired or leased the property or assets of the Company will assume (jointly and severally with the Company unless the Company will have ceased to exist as a result of that merger, consolidation or amalgamation), by a supplemental indenture (the form and substance of which will be previously approved by the Trustee), all of the Company’s obligations under the Indenture and the Notes;
     (2) the Successor Company (jointly and severally with the Company unless the Company will have ceased to exist as part of the merger, consolidation or amalgamation) agrees to indemnify each Holder against any tax, assessment or governmental charge thereafter imposed on the Holder solely as a consequence of the consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest, the Notes;
     (3) immediately after giving effect to the transaction, no Event of Default, and no Default has occurred and is continuing;
     (4) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the fifth supplemental indenture, comply with the terms of the Indenture and that all conditions precedent provided for in the Indenture and relating to the transaction have been complied with; and
     (5) the Company must deliver a notice describing that transaction to Moody’s to the extent that Moody’s is at that time rating the Notes.
     Notwithstanding anything to the contrary in the foregoing, so long as no Default or Event of Default under the Indenture or the Notes will have occurred and be continuing at the time of the proposed transaction or would result from the transaction:
     (6) the Company may merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect Subsidiary of the Company or Petrobras in cases when the Company is the surviving entity in the transaction and the transaction would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, it being understood that if the Company is not the surviving entity, the Company will be required to comply with the requirements set forth in the previous paragraph; or
     (7) any direct or indirect Subsidiary of the Company may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than the Company or any of its subsidiaries or affiliates) in cases when the transaction would not have a material adverse effect on the Company and its subsidiaries taken as a whole; or

     (8) any direct or indirect Subsidiary of the Company may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect Subsidiary of the Company or Petrobras; or
     (9) any direct or indirect Subsidiary of the Company may liquidate or dissolve if the Company determines in good faith that the liquidation or dissolution is in the best interests of Petrobras, and would not result in a material adverse effect on the Company and its Subsidiaries taken as a whole and if the liquidation or dissolution is part of a corporate reorganization of the Company or Petrobras.”
     Section 2.04. Amendments to Article 10 Relating to Covenants. (a) Use of Proceeds: As it applies to the Notes, Section 10.12 of the Original Indenture shall be amended to read in its entirety as follows:
          “Section 10.12 Use of Proceeds.
     The Company will use the proceeds from the offer and sale of the Notes after the deduction of any commissions principally for general corporate purposes, including the financing of the purchase of oil product imports and the repayment of existing trade-related debt and intercompany loans. The Company may lend a portion of the proceeds to Petrobras.”
          (b) Statement of Officers as to Default and Notices of Events of Default: As it applies to the Notes, Section 10.13 of the Original Indenture shall be amended by deleting the second sentence in its entirety and replacing it with the following:
     “Within 10 calendar days (or promptly with respect to Events of Default pursuant to Sections 5.01(4), 5.01(5), 5.01(6), 5.01(7), 5.01(8), 5.01(9) and 5.01(10) hereunder and in any event no later than 10 calendar days) after the Company becomes aware or should reasonably become aware of the occurrence of an Event of Default pursuant to Section 5.01 hereunder, the Company shall provide notice to the Trustee of such occurrence, accompanied by an Officer’s Certificate of the Company setting forth the details thereof.”
          (c) Provision of Financial Statements and Reports: As it applies to the Notes, Section 10.14 of the Original Indenture shall be amended by deleting the second paragraph in its entirety and replacing it with the following:
     “The Company will provide, together with each of the financial statements delivered pursuant to this Section, an Officer’s Certificate stating (A) that a review of the Company’s activities has been made during the period covered by such financial statements with a view to determining whether the Issuer has kept, observed, performed and fulfilled its covenants and agreements under this Indenture and (B) that no Default or Event of Default has occurred during such period or, if one or more have actually occurred, specifying all such events and what actions have been taken and will be taken with respect to such Event of Default.”

          (d) Additional Amounts: As it applies to the Notes, Section 10.19 of the Original Indenture shall be amended by:
     (i) deleting the word “Brazil” throughout such Section 10.19 and replacing it with the expression “Taxing Jurisdiction” (as defined in Section 1.02 of this Fifth Supplemental Indenture);
     (ii) adding the phrase, “, levies” after the phrase, “deduction or withholding for any present or future taxes” in the first sentence of such Section 10.19;
     (iii) deleting the phrase, “who, with respect to any such tax, assessment or other governmental charge, is not resident in Brazil” in the first sentence of such Section 10.19;
     (iv) deleting the proviso to the first sentence of such Section 10.19 that includes clauses (1)-(7) thereof and ends with the phrase, “who would not have been entitled to such Additional Amounts had it been the Holder or beneficial owner, as the case may be, of such Security” and replacing such proviso with the following:
     “; provided, however, that the Company shall not be required to make any payment of Additional Amounts that is imposed due to any of the following:
     (1) such Holder or the Trustee has a connection with the Taxing Jurisdiction other than merely holding the Notes or receiving principal or interest payments on the Notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the Taxing Jurisdiction);
     (2) any tax imposed on, or measured by, net income;
     (3) such Holder or the Trustee fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the Taxing Jurisdiction, if (x) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, levy, deduction or other governmental charge, (y) such Holder or the Trustee is able to comply with such requirements without undue hardship and (z) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty will apply, the Company has notified all Holders that they will be required to comply with such requirements;
     (4) such Holder or the Trustee fails to present (where presentation is required) its Note within 30 calendar days after the Company has made available to such Holder or the Trustee a payment under the Notes and this Indenture, provided that the Company will pay Additional Amounts which a Holder or the Trustee would have been entitled to had the Note owned by such Holder or the Trustee been presented on any day (including the last day) within such 30 calendar day period;

     (5) any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges; or
     (6) such taxes, levies, deductions or other governmental charges are imposed on a payment on the Notes to an individual and are required to be made pursuant to any European Union Council Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such directive;
     (7) where such Holder or the Trustee could have avoided such taxes, levies, deductions or other governmental charges by requesting that a payment on the Notes be made by, or presenting the relevant notes for payment to, another paying agent of the Company located in a member state of the European Union; or
     (8) where the Holder or the Trustee would have been able to avoid the tax, levy, deduction or other governmental charge by taking reasonable measures available to such Holder or the Trustee .”
     (v) adding the following new paragraph at the end of Section 10.19:
     “The Company shall promptly pay when due any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that are imposed by a Taxing Jurisdiction that arise from any payment under the Notes or under any other document or instrument referred herein or therein or from the execution, delivery, enforcement or registration of each Note or any other document or instrument referred to herein or therein. The Company shall indemnify and make whole the Holders of the Notes for any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies payable by the Issuer as provided in this paragraph paid by such Holder of the Notes. The Company shall, if European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN council meeting of November 26-27, 2000 is brought into force, ensure that it maintains a paying agent hereunder in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to such Directive.”
          (e) Additional Covenants Applicable to the Notes: As it applies to the Notes, Article 10 of the Original Indenture shall be amended to include the following:
          “Section 10.20 Negative Pledge
     So long as any Note remains Outstanding, the Company will not create or permit any Lien, other than a Permitted Lien, on any of the Company’s assets to secure (a) any of the Company’s Indebtedness or (b) the Indebtedness of any other Person, unless the Company contemporaneously creates or permits such Lien to secure equally and ratably the Company’s obligations under the Notes and this Indenture or the Company provides such other security for the Notes as is duly approved by a resolution of the Holders of the Notes in accordance with this Indenture. In addition, the Company will not allow any of the Company’s Subsidiaries to create or permit any Lien, other than a Permitted Lien, on any of its assets to secure (a) any of the Company’s Indebtedness, (b) any of its own

Indebtedness or (c) the Indebtedness of any other Person, unless it contemporaneously creates or permits the Lien to secure equally and ratably the Company’s obligations under the Notes and this Indenture or the Company provides such other security for the Notes as is duly approved by a resolution of the Holders of the Notes.
     Section 10.21 Currency Rate Indemnity. (a) The Company shall (to the extent lawful) indemnify the Trustee and the Holders of the Notes and keep them indemnified against:
     (i) in the case of nonpayment by the Company of any amount due to the Trustee, on behalf of the Holders of the Notes, under the Indenture any loss or damage incurred by any of them arising by reason of any variation between the rates of exchange used for the purposes of calculating the amount due under a judgment or order in respect thereof and those prevailing at the date of actual payment by the Company; and
     (ii) any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the local currency equivalent of the amounts due or contingently due under the Indenture or in respect of the Notes is calculated for the purposes of any bankruptcy, insolvency or liquidation of the Company, and (ii) the final date for ascertaining the amount of claims in such bankruptcy, insolvency or liquidation. The amount of such deficiency shall be deemed not to be increased or reduced by any variation in rates of exchange occurring between the said final date and the date of any bankruptcy, insolvency or liquidation or any distribution of assets in connection therewith.
     (b) The Company agrees that, if a judgment or order given or made by any court for the payment of any amount in respect of its obligations hereunder is expressed in a currency (the “Judgment Currency”) other than U.S. dollars (the “Denomination Currency”), it will indemnify the relevant Holder against any deficiency arising or resulting from any variation in rates of exchange between the date at which the amount in the Denomination Currency is notionally converted into the amount in the Judgment Currency for the purposes of such judgment or order and the date of actual payment thereof.
     (c) The above indemnities shall constitute separate and independent obligations of the Company from its obligations under the Indenture, will give rise to separate and independent causes of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or the filing of any proof or proofs in any bankruptcy, insolvency or liquidation of the Company for a liquidated sum or sums in respect of amounts due under the Indenture or the Notes.”
          (f) Covenants not Applicable to the Notes. As it applies to the Notes, and no other outstanding series of notes, Article 10 of the Original Indenture is hereby amended by deleting sections 10.02, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09 and 10.15 in their entirety.

     Section 2.05. Application of the Article of the Indenture Regarding Defeasance and Covenant Defeasance. The provisions of Sections 14.01, 14.02 and 14.03 of the Original Indenture shall apply to the Notes.
ARTICLE 3
STANDBY PURCHASE AGREEMENT
     Section 3.01. Execution. The Trustee is hereby authorized and directed to execute and deliver the Standby Purchase Agreement and to perform all of its duties and obligations thereunder.
     Section 3.02. Enforcement. The Trustee shall enforce the provisions of the Standby Purchase Agreement against Petrobras in accordance with the terms thereof and the terms of the Indenture and Petrobras, by execution of this Fifth Supplemental Indenture, and by so agreeing to become a party to the Indenture, agrees that each Holder of the Notes shall have direct rights under the Standby Purchase Agreement as if it were a party thereto.
     Section 3.03. Petrobras hereby (i) acknowledges and agrees to be bound by the provisions of Sections 1.08 and 3.14 of the Indenture and (ii) confirms that (A) its obligations under the Standby Purchase Agreement shall be issued pursuant to the Indenture and (B) it intends for the Holders of the Notes, in addition to those rights under the Standby Purchase Agreement as provided therein, to be entitled to the benefits of the Indenture with respect to their rights against Petrobras under the Standby Purchase Agreement.
     Section 3.04. Definition of the Term “Securities.” For all purposes relating to the Notes, the term “Securities” in Section 1.01 of the Original Indenture shall be amended by inserting the following at the end thereof: “All references herein to any Securities shall be deemed to include the rights of the Holder thereof under any standby purchase agreement or guarantee arrangement entered into by Petrobras with the Trustee in connection with the issuance of such Securities pursuant to Section 3.14 hereof, which are an integral part of such Securities.”
ARTICLE 4
MISCELLANEOUS
     Section 4.01. Effect of the Fifth Supplemental Indenture. This Fifth Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Original Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fifth Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The provisions of this Fifth Supplemental Indenture are intended to apply solely to the Notes and the Holders thereof and shall not apply to any future issuance of securities by the Company (other than any Add On Notes as provided herein) and all references to provisions of the Original Indenture herein amended and restated or otherwise modified shall have effect solely with respect to the Notes contemplated in this Fifth Supplemental Indenture. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Fifth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Fifth Supplemental Indenture.
     Section 4.02. Governing Law. This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 4.03. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and Petrobras.
     Section 4.04. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Fifth Supplemental Indenture.
     Section 4.05. Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.
[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

Exhibit 4.1
          IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PETROBRAS INTERNATIONAL FINANCE COMPANY
By:	/s/ Theodore M. Helms
	Name:	Theodore M. Helms
	Title:	Attorney-In-Fact

PETRÓLEO BRASILEIRO S.A. — PETROBRAS
By:	/s/ Theodore M. Helms
	Name:	Theodore M. Helms
	Title:	Attorney-In-Fact

WITNESSES:
1.	/s/ Jo Dean Adams
	Name:	Jo Dean Adams

2.	/s/ Manuel Silva
	Name:	Manuel Silva

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THE BANK OF NEW YORK, as Trustee
By:	/s/ John T. Needham
	Name:	John T. Needham, Jr.
	Title:	Vice President

WITNESSES:
1.	/s/ Kevin F. Binnie
	Name:	Kevin F. Binnie

2.	/s/ Lucia Jaklitch
	Name:	Lucia Jaklitch

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STATE OF NEW YORK	) )	ss:
COUNTY OF NEW YORK	)
          On this 7th day of February, 2007 before me, a notary public within and for said county, personally appeared John T. Needham, Jr., to me personally known who being duly sworn, did say that he is a Vice President of The Bank of New York, one of the persons described in and which executed the foregoing instrument, and acknowledge said instrument to be the free act and deed of said corporation.
          On this 7th day of February, 2007, before me personally came Kevin F. Binnie and Lucia Jaklitsch to me personally known, who being by me sworn, did depose and say that they signed their names to the foregoing instrument as witnesses.

Emily Fayan

Notary Public
COMMISSION EXPIRES Dec. 31, 2009

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STATE OF NEW YORK	) )	ss:
COUNTY OF NEW YORK	)
          On this 7th day of February, 2007, before me personally came Theodore M. Helms, to me known, who, being by me duly sworn, did depose and say that he is the Attorney-in-Fact of Petrobras International Finance Company — PIFCo, a corporation described in and which executed the foregoing instrument and acknowledge that said instrument to be the free act and deed of said entity.
          On this 7th day of February, 2007, before me personally came Theodore M. Helms, to me known, who, being by me duly sworn, did depose and say that he is the Attorney-in-Fact of Petróleo Brasileiro S.A. — Petrobras, a corporation described in and which executed the foregoing instrument and acknowledge that said instrument to be the free act and deed of said entity.
          On this 7th day of February, 2007, before me personally came Jo Dean Adams and Manuel Silva to me personally known, who being by me sworn, did depose and say that they signed their names to the foregoing instrument as witnesses.
[Notarial Seal]

Lauren A. Roberts

Notary Public
COMMISSION EXPIRES 2010

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Exhibit A
Form of 6.125% Global Note due 2016
GLOBAL NOTE
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND SUCH CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

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PETROBRAS INTERNATIONAL FINANCE COMPANY
6.125% GLOBAL NOTES DUE 2016
No. 2
CUSIP No.: 71645WAL5
ISIN No.: US71645WAL54
Common Code: 027057390
Principal Amount: U.S.$399,053,000
Initial Issuance Date: February 7, 2007
          This Note is one of a duly authorized issue of notes of PETROBRAS INTERNATIONAL FINANCE COMPANY, an exempted company with limited liability organized under the laws of the Cayman Islands (the “Issuer”), designated as its 6.125% Global Notes Due 2016 (the “Notes”), issued in an initial aggregate principal amount of U.S.$399,053,000 under the Amended and Restated Fifth Supplemental Indenture (the “Amended and Restated Fifth Supplemental Indenture”), effective as of February 7, 2007, by and among the Issuer, The Bank of New York, a New York banking corporation, as successor to JPMorgan Chase Bank, N.A, as Trustee (the “Trustee”), and Petróleo Brasileiro S.A. — PETROBRAS, a mixed capital company (sociedade de economia mista) organized under the laws of Brazil (“Petrobras”), to the Indenture, dated as of July 19, 2002 (the “Original Indenture”, and as supplemented by the Amended and Restated Fifth Supplemental Indenture and any further supplements thereto with respect to the Notes, the “Indenture”), by and among the Issuer and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of interests, benefits, obligations and duties thereunder of the Issuer, the Trustee and the Holders, and of the terms upon which the Notes are, and are to be, authenticated and delivered. All capitalized terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.
          The Issuer, for value received, hereby promises to pay to Cede & Co. or its registered assigns, as nominee of The Depository Trust Company (“DTC”) and the Holder of record of this Note, the principal amount specified above in U.S. dollars on October 6, 2016 (or earlier as provided for in the Indenture) upon presentation and surrender hereof, at the office or agency of the Trustee referred to below.
          As provided for in the Indenture, the Issuer promises to pay interest on the outstanding principal amount hereof, from the Closing Date, semi-annually on April 6 and October 6 of each year (or if such date is not a Business Day, the next succeeding Business Day following such day), commencing April 6, 2007 (each such date, an “Interest Payment Date”), at a rate equal to 6.125% per annum. Interest payable, and punctually paid or duly provided for, on this Note on any Interest Payment Date will, as provided in the Indenture, be paid in U.S. dollars to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the relevant Regular Record Date for such interest payment.
          Payment of the principal of and interest on this Note will be payable by wire transfer to a U.S. dollar account maintained by the Holder of this Note as reflected in the Security Register of the Trustee. In the event the date for any payment of the principal of or

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interest on any Note is not a Business Day, then payment will be made on the next Business Day with the same force and effect as if made on the nominal date of any such date for such payment and no additional interest will accrue on such payment as a result of such payment being made on the next succeeding Business Day. Interest accrued with respect to this Note shall be calculated based on a 360-day year of twelve 30-day months.
          The Notes are subject to redemption by the Issuer on the terms and conditions specified in the Indenture.
          This Note does not purport to summarize the Indenture, and reference is made to the Indenture for information with respect to the respective rights, limitations of interests, benefits, obligations and duties thereunder of the Issuer, the Trustee and the Holders.
          If an Event of Default shall occur and be continuing, the outstanding principal amount of all the Notes may become or may be declared due and payable in the manner and with the effect provided in the Indenture.
          Modifications of the Indenture may be made by the Issuer and the Trustee only to the extent and in the circumstances permitted by the Indenture.
          The Notes shall be issued only in fully registered form, without coupons. Notes shall be issued in the form of beneficial interests in one or more global securities in denominations of U.S. $2,000 and integral multiples of U.S.$1,000 in excess thereof.
          Prior to and at the time of due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Issuer, the Trustee nor any agent thereof shall be affected by notice to the contrary.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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          Unless the certificate of authentication hereon has been duly executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.
          THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.
          IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

PETROBRAS INTERNATIONAL FINANCE COMPANY
By
Name:
Title:

WITNESSES:
1.
Name:

2.
Name:

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STATE OF NEW YORK	) )	ss:
COUNTY OF NEW YORK	)
On this 7th day of February, 2007, before me personally came ___, to me known, who, being by me duly sworn, did depose and say that he is the ___ of Petrobras International Finance Company, a corporation described in and which executed the foregoing instrument and acknowledges that said instrument to be the free act and deed of said entity.
On this 7th day of February, 2007, before me personally came ___ and ___ to me personally known, who being by me sworn, did depose and say that they signed their names to the forgoing instrument as witnesses.
          [Notarial Seal]

Notary Public
COMMISSION EXPIRES

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CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.
Dated: February 7, 2007

The Bank of New York As Trustee
By:
Name:
	Title:	Authorized Officer

10

ASSIGNMENT FORM
For value received
hereby sells, assigns and transfers unto
(Please insert social security or
other identifying number of assignee)
(Please print or type name and address,
including zip code, of assignee:)
the within Note and does hereby irrevocably constitute and appoint Attorney to transfer the Note on the books of the Note Registrar with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name
appears on the face of this Note)

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Exhibit B
Form of Standby Purchase Agreement
[To Come]

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